Filed pursuant to Rule 433 Registration Statement No. 333-158199-10 March 9, 2011

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One Credit Suisse

the next generation of alternative investing

Exchange Traded Notes (ETNs)

Ticker	Strategy	Index
CSMB	2x Levered Merger Arbitrage	Credit Suisse Merger Arbitrage Liquid Index (Net)
CSMA	Merger Arbitrage	Credit Suisse Merger Arbitrage Liquid Index (Net)
MLPN	Master Limited Partnerships	The Cushing 30 MLP Index
CSLS	Long Short Equity	Credit Suisse Long/Short Liquid Index (Net)

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission or the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to the relevant offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and such offering. You may obtain documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any underwriter or any agent or any dealer participating in any relevant offering will arrange to send you the prospectus and the relevant offering document(s) if you so request them by calling toll-free 1-800-221-1037.
The securities related to the offerings are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

EXCHANGE TRADED NOTES

- Credit Suisse Merger Arbitrage Liquid Index (Net) (CSMB)
- Credit Suisse Merger Arbitrage Liquid Index (Net) (CSMA)
- The Cushing® 30 MLP Inde
- Credit Suisse Long/Short Liquid Index (Net)

AWARDS RECOGNITION

- Bank of the Year (IFR, 2009
- Structured Equity House of the Year (IFR, 2009)
- Equity Derivatives House of the Year (IFR, 2009)
- Equity Derivatives House of the Year (Structured Products-Europe, 2009)
- Best Investment Bank (Euromoney, 2009)
- Best Equity House in LATA (Euromoney, 2009)
- US Structurer of the Year (Structured Products Magazine, 2009)
- Structured Products House the Year (Structured Produc Magazine, 2008)

Copyright © 1997-2011 CREDIT SUISSE GROUP AG and/or its affiliate companies. All rights reserved. Please read Legal Terms.
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calculation fee, the accrued fee amount and the leverage charge (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your CSMB ETNs), and to provide you with a satisfactory return on your investment during the term of the CSMB ETNs.

- You are a knowledgeable investor who understands the potential consequences of investing in the CS Merger Arbitrage Index and of seeking monthly compounding leveraged investment results.
- You are willing to actively and frequently monitor your investment in the CSMB ETNs.
- You are willing to accept the risk of fluctuations in the level of the CS Merger Arbitrage Index.
- You do not seek current income from this investment.

The CSMB ETNs may not be a suitable investment for you if:

- You are not willing to be exposed to fluctuations in the level of the CS Merger Arbitrage Liquid Index.
- You seek a guaranteed return of principal.
- You seek an investment with a longer investment objective than one month.
- You are not willing to actively and frequently monitor your investment in the CSMB ETNs
- You believe the level of the CS Merger Arbitrage Index will decrease or will not increase by an amount sufficient, taking into account the leverage factor, to offset the index calculation fee, the accrued fee amount and the leverage charge during the term of the CSMB ETNs.
- You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.
- You seek current income from your investment.

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Does an investment in the CSMB ETNs entitle you to any ownership interests in the index components comprising the CS Merger Arbitrage Index?

No. An investment in the CSMB ETNs does not entitle you to any ownership interest or rights in the index components comprising the CS Merger Arbitrage Index. You will not have any voting rights with respect to any index component, receive dividend payments or other distributions or have any other interest or rights in any index component merely as a result of your ownership of the CSMB ETNs.

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Will the CSMB ETNs be distributed by affiliates of the Issuer?

Our affiliate, CSSU, a member of the Financial Industry Regulatory Authority ("FINRA") will participate in the initial distribution of the CSMB ETNs on the initial settlement date and will likely participate in any future distribution of the CSMB ETNs. CSSU is expected to charge normal commissions for the purchase of any CSMB ETNs and may also receive all or a portion of the investor fee. Any offering in which CSSU participates will be conducted in compliance with the requirements of FINRA Rule 5121 regarding a FINRA member firm's distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, CSSU may not make sales in offerings of the CSMB ETNs to any of its discretionary accounts without the prior written approval of the customer.

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What is the U.S. Federal income tax treatment of an investment in the CSMB ETNs?

Please refer to the applicable pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the CSMB ETNs.

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How has the CS Merger Arbitrage Liquid Index performed historically?

Updates to the historical values of the CS Merger Arbitrage Index are available under the tab "ETNs Linked on a Leveraged Basis to the Credit Suisse Merger Arbitrage Liquid Index (Net) - Charts". Past performance is based upon a certain set of data, estimates and assumption and is not necessarily indicative of how the CS Merger Arbitrage Index would have performed under a different set of parameters or how the CS Merger Arbitrage Index will perform in the future. In addition, the index rules were revised on September 1, 2010. The CS Merger Arbitrage Index performance prior to September 1, 2010 does not reflect the modification to the index rules that took place on that date.

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Copyright © 1997-2011 CREDIT SUISSE GROUP AG and/or its affiliate companies. All rights reserved. Please read **Legal Terms**.
This website is best viewed using Microsoft Internet Explorer at a screen resolution of 1280 x 960 or higher.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities. Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 25, 2009, and Prospectus dated March 25, 2009, to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, relevant product supplement if applicable, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the applicable pricing supplement related to the ETNs discussed herein on the SEC website at: http://www.sec.gov/Archives/edgar/data/1053092/000095010311000934/dp21559_424b2-ent4.htm

You may access the prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.

Copyright 2011. Credit Suisse Group and/or its affiliates. All rights reserved.